Exhibit 10.3

CONSULTING AGREEMENT

Effective July 15, 2005, Marty Glick, 511 Hampton Road, Piedmont, CA (“Consultant”) and Theravance, Inc., 901 Gateway Boulevard, South San Francisco CA 94080 (“Theravance”) agree as follows:

1.                                       Services and Payment.

(a)                                  Consultant agrees to consult with and advise Theravance from time to time, at Theravance’s request and upon mutual agreement by Consultant (“Services”). It is the parties’ intention that Consultant will work with the Thervance Chief Executive Officer or his designate. From July through December 2005, Consultant shall be paid a monthly retainer of $3,750.00, against which he will provide Services at the rate of $275.00 per hour, with any overage in time to be applied against the subsequent month’s retainer. During this period Consultant will provide Theravance a monthly summary of hours spent / Services rendered. Consultant will receive 50% of his monthly retainer on July 15, 2005 and will receive his full monthly retainer thereafter on the first day of each succeeding month through December 1, 2005.  Consultant shall be entitled to reimbursement for expenses for which Consultant has received prior approval from Theravance upon submission of receipts therefor.

(b)                                 During the term of this Agreement, and provided this Agreement is not terminated by the Theravance for Cause (defined below), Consultant shall continue to vest in his stock options as set forth in the Letter Agreement between the Theravance and Consultant dated September 10, 2004. For Services provided, the Company shall pay Consultant a fee of $275 per hour for each hour of authorized Services rendered under this Agreement.  After December 31, 2005, such fees (if any) shall be invoiced and paid within 30 days following the receipt by the Company of an invoice.

2.                                       Ownership of Inventions.  Theravance shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), including without limitation, discoveries, compositions of matter, pharmaceutical formulations, methods of use, methods of making, techniques, processes, formulas, improvements, works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant (solely or jointly with others) during the term of this Agreement that arise out of or relate to the Services or any Proprietary Information (as defined below) (collectively, “Inventions”).  Consultant will promptly disclose, provide and assign all Inventions to Theravance.  Consultant shall further assist Theravance, at Theravance’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned throughout the world. Such assistance may include, but is not limited to, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints Theravance as his/her agent and attorney-in-fact to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.  When requested by Theravance, Consultant will make available to Theravance all notes, data and other information relating to any Invention.

3.                                       Proprietary Information.  Consultant agrees that all Inventions and other business, technical and financial information concerning Theravance (including, without limitation, the identity of and information relating to Theravance’s customers or employees) Consultant develops, learns or obtains during the term of this Agreement or while he is providing Services constitute “Proprietary Information.”  Consultant will hold in confidence and not disclose or make available to third parties or make use of any Proprietary Information except with the prior written consent of Theravance or to the extent necessary in performing Services for Theravance.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document (i) is or becomes readily publicly available without restriction through no fault of Consultant, or (ii) that Consultant knew without restriction prior to its disclosure by Theravance.  Upon termination of this Agreement or as otherwise requested by Theravance, Consultant will promptly return to Theravance all documents, materials and copies containing or embodying Proprietary Information, except that Consultant may keep a personal copy of (i) compensation records relating to the Services and (ii) this Agreement.

4.                                       Solicitation and Services for Competitors.  As additional protection for Proprietary Information, Consultant agrees that during the term of this Agreement, Consultant will not encourage or solicit any employee of or consultant to Theravance to leave Theravance for any reason.  During the term of this Agreement, you agree not to serve as an officer or an employee of any business competing with, or similar to the business of, the Company and engaged in such competing or similar business of the Company anywhere within any state, possession, territory or jurisdiction of the United States of America or any other country in which you have provided services for the Company.  If any restriction set forth in this paragraph 4 is held to be unreasonable or unenforceable by a court of competent jurisdiction, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.  This restriction will not apply to your service as a member of the Board of Directors of other companies, regardless of whether or not they are in a business that competes with the Company; provided that you continue to adhere to all of your other obligations herein, including without limitation your confidentiality obligations.

5.                                       Term and Termination.  This Agreement shall become effective on the date hereof and remain in force until December 31, 2006 unless terminated by either party. Consultant may terminate this Agreement at any time, for any reason, by giving Theravance 10 days’ written notice.  Theravance may only terminate this Agreement for Cause, which for purposes of this Agreement shall mean (a) a material failure to comply with the Theravance’s written policies or rules, (b) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (c) gross misconduct, or (d) material breach of this Agreement. All provisions of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6.                                       Relationship of the Parties.  Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.  Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Theravance’s telecommunications, networking or information processing systems (including, without limitation, computer files, email messages and attachments, and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

7.                                       Assignment.  This Agreement and the Services performed hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Theravance.  Any attempt to do so shall be void.  Theravance shall be free to assign or transfer this Agreement to a third party.

8.                                       No Conflict.  Consultant represents and warrants that (i) his performance hereunder will not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to or during Consultant’s engagement with Theravance, and (ii) all work under this Agreement will be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity.  Consultant represents and warrants that he has not entered into, and agrees that he will not enter into, any agreement whether written or oral in conflict with this Agreement or with his obligations as a consultant to Theravance.

9.                                       Remedies.  Any breach of Section 2, 3, 4 or 8 will cause irreparable harm to Theravance for which damages would not be an adequate remedy, and, therefore, Theravance will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

10.                                 Entire Agreement.  This Agreement supersedes all prior agreements between the parties and constitutes the entire agreement between the parties as to the subject matter hereof, except that if the Consultant has signed Theravance’s Nondisclosure Agreement, it shall remain in full force and effect.

11.                                 Notices.  All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the address of each party set forth above, or to such other addresses as either party shall specify to the other.

12.                                 Amendments.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

13.                                 Severability.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14.                                 Arbitration.  Subject to the exceptions set forth below, Consultant understands and agrees that any disagreement regarding this Agreement will be determined by submission to arbitration as provided by Section 1280 et seq. of the California Code of Civil Procedure, and not by a lawsuit or resort to court process proceedings.  The only claims or disputes not covered by this paragraph are claims or disputes related to issues affecting the validity, infringement or enforceability of any trade secret or patent rights held or sought by Theravance or which Theravance could otherwise seek; in which case such claims or disputes shall not be subject to arbitration and will be resolved pursuant to applicable law.

15.                                 Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys fees.

Consultant	Theravance, Inc.

/s/ MARTY GLICK	By:	/s/ RICK E WINNINGHAM
Marty Glick		(Signature)
	Name:	Rick E Winningham
Social Security No.:	Title:	Chief Executive Officer